Exhibit 99.3

-----Original Message-----
From: Bullard, Brian D. [mailto:BullardB@SEC.GOV]
Sent: Wednesday, February 15, 2006 5:57 PM
To: Lybecker, Martin
Cc: Miller, Barry D.; Scheidt, Douglas J.
Subject: National Presto Industries, Inc.

Dear Mr. Lybecker,

          As we discussed on a preliminary basis last week on February 7 and 9, 2006 (and without working out any of the details), the staff would not object if, for the period ending December 31, 2005, National Presto Industries, Inc., continued to file financial statements that are consistent with financial reporting requirements for operating companies on Forms 10-K provided those financial statements also include an additional footnote with pro forma financial statement information consistent with investment company financial reporting requirements pursuant to Article 6 of Regulation S-X and Form N-CSR. We would not consider this an acceptable solution if the information required in the pro forma footnote were the subject of a confidential treatment request. Although we fully understand the Company’s concern regarding the expectations of investors and the market place to receive financial reports consistent with operating companies, we cannot discount the fact that the Company is the subject of a court order mandating it register with the Commission as an investment company. Furthermore, because registration as an investment company carries certain financial reporting obligations that differ significantly from operating companies under the federal securities laws, we feel obligated at this time to ensure such financial reporting obligations are met. We have tentatively offered this solution as a reasonable means to achieve both the Company’s and our objectives.

          We understand that the Company has initially rejected this approach citing timing and cost, among other concerns. As we mentioned, we do not believe that the Company’s situation warrants an extension of time. We have in similar cases as the Company’s, however, advised registrants to file all available information at the filing deadline, whether audited or unaudited, as an intermediate step to filing fully compliant financial statements at a date subsequent to filing deadline. In those circumstances, we believe the provision of unaudited or incomplete financial information is preferable to providing no financial information by the filing deadline, but under no circumstance, do we consider the registrant to have met its obligations under the federal securities laws. We hope to continue our dialogue and reach a reasonable solution that meets our regulatory goals while permitting the Company to achieve its goals.

          Please feel free to contact Doug Scheidt, Barry Miller, or myself to discuss this matter further.

Very truly yours,

Brian D. Bullard
Chief Accountant